EXHIBIT A:

Results of Special Meeting of Stockholders

SPECIAL MEETING

The Fund held a Special Meeting of Stockholders on March 16, 2006. At the meeting, stockholders approved a new management agreement between Blackstone Asia Advisors L.L.C. and the Fund as well as a new country advisory agreement between Blackstone Asia Advisors L.L.C. and Blackstone Fund Services India Private Limited with respect to the Fund. The following tables provide information concerning the matters voted on at the meeting

I.	Approval of a New Management Agreement between Blackstone
Asia Advisors L.L.C. and the Fund

Votes For                               14,969,812
Votes Against                              328,137
Votes Abstained                          1,066,112
Non-Voting Shares                       15,441,576
Total Voting and Non-Voting Shares      31,805,637

II.	Approval of a New Management Agreement between Blackstone
Asia Advisors L.L.C. and Blackstone Fund Services India
Private Limited

Votes For                               14,950,869
Votes Against                              319,028
Votes Abstained                          1,094,164
Non-Voting Shares                       15,441,576
Total Voting and Non-Voting Shares      31,805,637



Results of Annual Meeting of Stockholders

ANNUAL MEETING

The Fund held its Annual Meeting of Stockholders on April 28, 2006. At the meeting, stockholders elected the nominees proposed for election to the Fund's Board of Directors. The following tables provide information concerning the matters voted on at the meeting:

I.	Election of Directors
NOMINEE
         Votes For        Votes      Non-Voting      Total Voting
                         Withheld      Shares       and Non-Voting
                                                        Shares
LAWRENCE K. BECKER

       24,588,015        193,443      6,907,136         31,688,594

PETER G. PETERSON

       24,474,432        307,026      6,907,136         31,688,594

JESWALD W. SALACUSE

       24,532,595        248,863      6,907,136         31,688,594

PRAKASH A. MELWANI

       24,590,183        191,275      6,907,136         31,688,594


At June 30, 2006, in addition to Lawrence K. Becker, Peter
G. Peterson, Jeswald W. Salacuse and Prakash A. Melwani, the other directors of the Fund were as follows:

Leslie H. Gelb
J. Marc Hardy
Stephane R. F. Henry
Luis F. Rubio